Exhibit 99.(2)(p)

SUBSCRIPTION AGREEMENT

This Agreement is made as of the [  ]th day of [     ], 2016 between Brookfield Real Assets Income Fund Inc., a Maryland corporation (the “Fund”), and Brookfield Investment Management Inc., a corporation of the state of Delaware (the “Subscriber”).

WHEREAS, the Fund wishes to sell to the Subscriber, and the Subscriber wishes to purchase from the Fund, $100 of common stock, $.001 par value per share, of the Fund (4 shares of common stock at a purchase price of $25 per share (collectively, the “Shares”)); and

WHEREAS, the Subscriber is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Simultaneously with the execution of this Agreement, the Subscriber is delivering to the Fund the amount of $100 in full payment for the Shares.

2.                                      The Subscriber agrees that it is purchasing the Shares for investment and has no present intention of reselling the Shares.

Executed as of the date first set forth above.

BROOKFIELD REAL ASSETS INCOME
FUND INC.

By:
Name: Brian F. Hurley
Title: President

BROOKFIELD INVESTMENT
MANAGEMENT INC.

By:
Name: Jonathan C. Tyras
Title: Chief Financial Officer and General Counsel